Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BIO-key International, Inc.:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 29, 2021, with respect to the consolidated balance sheets of BIO-key International, Inc. and its subsidiaries as of December 31, 2020 and December 31, 2019, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years then ended, which report is included in the December 31, 2020 Annual Report on Form 10-K of BIO-key International, Inc.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook, New Jersey

July 7, 2021